Exhibit 1A-2A

STATE of DELAWARE	State of Delaware Secretary of State Division of Corporations Delivered 02:12 PM 12/08/2015 FILED 02:12 PM 12/08/2015 SR 20151246821 - File Number 5902934
LIMITED LIABILITY COMPANY CERTIFICATE of FORMATION

First: The name of the limited liability company is Property Income Trust LLC

Second: The address of its registered office in the State of Delaware is One Commerce Center - 1201 Orange St. #600 in the City of Wilmington Zip code 19899. The name of its Registered agent at such address is InCorp Services, Inc

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                              .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 8th day of December, 2015.

By:	/s/ Mark Mascia
Authorized Person (s)

Name:	Mark Mascia
as President & CEO of Mascia Development LLC
as Manager of PIT Manager LLC
as Manager of Property Income Trust LLC